SCHEDULE 14A
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                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
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                            WACHOVIA CORPORATION
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              (Name of Registrant As Specified In Its Charter)


                            SUNTRUST BANKS, INC.
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      0-11.

1)       Title of each class of securities to which transaction applies:

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2)       Aggregate number of securities to which transaction applies:

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3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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The following is a transcript of an investor conference call held on July
16, 2001.

 OPERATOR: This conference call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of a merger between SunTrust and Wachovia Corporation, including future financial and operating results, cost savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to SunTrust's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of SunTrust's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of SunTrust and Wachovia may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger;
(5) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (6) the failure of SunTrust's and Wachovia's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause SunTrust's results to differ materially from those described in the forward-looking statements can be found in SunTrust's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to SunTrust or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SunTrust does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

On May 14, 2001, SunTrust delivered a merger proposal to the Board of Directors of Wachovia. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in its proposed merger with Wachovia. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed or to be with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the registration statement (when available) and such other documents at the SEC's Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753).

Now then, good afternoon, ladies and gentlemen, and welcome to the SunTrust Bank conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the call, please press the star followed by the zero on your touchtone phone. As a reminder, ladies and gentlemen, this conference is being recorded.

I would now like to introduce your host for today's conference, Mr. Gary Peacock with SunTrust Bank. Please go ahead, sir.

GARY PEACOCK, DIRECTOR OF INVESTMENT RELATIONS/CORPORATE COMMUNICATIONS,
SUNTRUST: Thank you. Good afternoon and welcome to our call to update you on SunTrust's proposal to acquire Wachovia. We appreciate your joining us. I'm Gary Peacock, Head of Investor Relations and Corporate Communications for SunTrust. With me is Phil Humann, SunTrust's Chairman, President, and CEO; John Spiegel, SunTrust's Vice Chairman and Chief Financial Officer and Ted Hoepner, SunTrust's Vice Chairman of Technology, Legal, Human Resources and Credit Quality. John Clay, SunTrust's Vice Chairman of Geographic Banking and Corporate Investment Banking, is not with us today as he is away on business. Jim Wells, SunTrust's Vice Chairman of Business Line, Strategy and Marketing, is not with us today as he is meeting with Wachovia shareholders.

In our call this afternoon, Phil Humann will first make his comments then we will open the lines for a quick question and answer session.

Finally, our lawyers have asked me to remind you that any forward looking statements made during the presentation are subject to risks and uncertainties. Factors that could cause our results to differ materially from any forward looking statements are set forth in our public reports filed with the SEC including our filing of this presentation under Rule 425 of the Securities Act of 1933. With that, let me turn it over to Phil Humann. Phil.

PHIL HUMANN, CHAIRMAN, PRESIDENT AND CEO, SUNTRUST: Thanks, Gary, and good afternoon everybody and we particularly appreciate you joining us for a few minutes this afternoon on a day that I know for many of you is quite busy with the release of earnings of other institutions. So we'll try to make this as quick as possible. As you know, we issued a press release early this morning and the purpose of this call is simply to provide a context for that release and more broadly to step back for a bearing check on our Wachovia bid now that earnings releases are behind us and we really enter the home stretch, looking towards August 3rd. We don't have a presentation for you to follow and I don't have too much in the way of formal remarks so we will have time to get to your questions.

Now since the proxies have come out there have been no shortage of communications. Dueling press releases, competing ads, multiple mailings, shareholder meetings in a variety of locations, lots of telephone calls from both sides. I know this is the way these things are done but sometimes I think the volume of communication can actually obscure what at the end of the day is a fairly simple choice for Wachovia shareholders. Should you vote against or for the First Union merger? We think you should vote against because SunTrust has made a superior offer and in any event the number of First Union shares you are being offered for your Wachovia shares does not compensate you in our minds for the additional risk of owning First Union stock.

So one of my goals today is to cut through the noise, if you will, and to try to focus attention over the next few weeks on what we believe are the real issues in this contest. That was our impetus for our release this morning. Although we have said from day one that we would not raise our bid, there was persistent speculation to the contrary, speculation that diverted attention from the merits of our proposal. So today we've reiterated again what we've been saying all along, that our offer of 1.081 shares is our best and final offer. Now let me be clear, "best and final" means just that, best and final offer. That means no change in the exchange ratio, no new cash, no pass through of Coke shares, no sale of Coke stock to pay more cash. Best and final, period, bottom line, end of story.

We also reiterated our hope and intent that if we are successful in our litigation to invalidate the deal protection features of the First Union deal, that we would be able to write a check for the $440 million included in our original investment presentation to Wachovia shareholders instead of to First Union. That check would be approximately $2.16 per share in cash. Again, not a new announcement and certainly not new money.

But I want to confirm what we've already said so as to reduce the possibility of any future misunderstanding at all regarding our intent as to price. We're also doing this for the SunTrust shareholder for whom we work. The speculation in the market as to whether we would raise our price has put pressure on our stock and we think the SunTrust shareholders will benefit from eliminating that overhang. As you know, we've been on the road a lot talking to a lot of large institutional shareholders, some of whom have observed and many analysts have echoed that SunTrust stock is a good value at current prices. However, these institutions did not want to buy our stock in advance of a possible increase in our offer for Wachovia. So folks, now's your chance, there will be no increase in price to Wachovia so we believe now is the time to buy.

We've also been talking to Wachovia individual shareholders these past few weeks and a number of specific issues have surfaced. Price is an issue to be sure and the reality is that we do have the better price. But in addition, we find people want to talk about other things, for instance dividends. It turns out this is really a big deal. The issue is simplicity versus complexity and prospects for growth versus a question mark. Stockholders are well aware that we've increased our dividend every year for 16 years while First Union recently cut theirs in half.

We've also been hearing from individual shareholders about currency. The issue here is the long term track record of performance versus short term recovery from a low base and looked at over a very short period of time. They also are concerned about risk. First Union's aggressive appetite for risk is inconsistent with many Wachovia shareholders investment goals. Merger integration claims. What are the differences in terms of cost cutting, branch closings and employee layoffs and what does it really mean for a smooth merger integration? Our position on all of these issues are spelled out in our various presentations, and we as always believe the facts speak for themselves and support our proposal.

By the way, we'll be filing another presentation tomorrow and thankfully from your perspective not having a conference call, which frames the issues for Wachovia shareholders within the context of the most recent earnings announcements.

There's one other issue that comes up. We talk about it in our ads and frankly don't pull any punches. The issue is trust. Our question for Wachovia shareholders quite simply is whether they really have grounds to trust First Union's promises when it comes to this merger. As we see it, First Union employs an awful lot of projections and promises when it comes to future growth expectations upon which their financial case is based, on everything from dividend growth to revenue expectations. The problem is, however, based on their past performance their projections aren't supportable by fact. Of course, their response is to distance themselves from the past and talk about new management and new momentum, momentum I might add that at best is one quarter old. I just wonder if Wachovia shareholders will really buy that.

Now this is not about bashing First Union as an institution, they have great people trying to do a good job. But we do believe we've raised legitimate and necessary questions for Wachovia shareholders to consider. Because they are voting on a proposal which will force them to trade in their Wachovia stock for First Union's, in a deal that may be labeled as a merger of equals but in fact is nowhere close to one as Wachovia shareholders will wind up owning less than 29% of the combined company. So we think trust matters. I'll also note that long before SunTrust came on the scene, the original low premium First Union/Wachovia deal was met with widespread skepticism. After we launched our proposal, they tried to correct obvious problems with their deal, the CEO's supplemental retirement package, the dividend, the break up fee cap. The point is that when pushed, First Union admitted to deficiencies in the deal they cooked up. Again, a matter of trust.

Now there also was their stealth move to change the North Carolina law to prevent shareholders from calling a special meeting at any time for any purpose. We think this all adds up to a pattern, a pattern that we believe will make Wachovia shareholders uncomfortable with the prospect of owning First Union stock. Now since May 14th our story and our proposal haven't changed. We continue to believe that a SunTrust Wachovia combination is the one that makes the most sense. We believe that in these last few weeks leading up to August the 3rd, it's time for Wachovia shareholders to cut through the clutter, speculation and hype and focus on the facts - the relative merits of SunTrust's proposal versus First Union's. Hopefully our release this morning and this call will help to clear the air to make it easier for that to happen.

That concludes my remarks, and Gary, we can just open it to questions.

GARY PEACOCK:  Yes.  Jenny, would you please open the call for questions?

OPERATOR: Thank you, sir. Ladies and gentlemen, at this time if you have a question you will need to press the one on your touchtone phone and you will hear a tone acknowledging your request. Your questions will be taken in the order that they are received. If your question has already been answered you may remove yourself from queue by pressing the pound key. In addition, if you are using a speakerphone, please pick up your handset before pressing the button.
One moment for the first question.

Nancy Bush of Ryan Beck & Company, please go ahead with your question.

NANCY BUSH: Good afternoon, Phil. Could you give us a preview of what you're going to be saying as far as the differences that you saw in the second quarter results in the two companies?

GARY PEACOCK: Nancy, rather than getting into that today, that will be filed as part of our presentation to the Institutional Shareholder Services tomorrow. It will be filed with the SEC and we can talk to you about that once that document is filed.

NANCY BUSH: Can you tell us when you expect a result from the Shareholder Services? When they'll be making their recommendations to shareholders?

GARY PEACOCK: They have not passed through a completion time for their analysis. However, in cases similar to this we would expect an answer and a recommendation by the end of the week. So end of the week, early part of next week at the latest.

NANCY BUSH: Okay. Can you also tell us if you have any sense when you might be receiving a judgment from the Business Court in North Carolina?

GARY PEACOCK: Again, we don't know. The case begins tomorrow. It would be improper for us to speculate on how long it will take the judge to render a decision or an opinion so we don't have an answer there for you, Nancy.

NANCY BUSH:  Thank you.

OPERATOR:  Kate Bleecher, Sandler O'Neill, please go ahead.

KATE BLEECHER: Thank you. I guess to further follow up on Nancy's last question. Do you think though the Court would give you an opinion before the August 3rd deadline of the voting?

GARY PEACOCK: The judge is sensitive to the August 3rd date although to speculate on whether the judge will render an opinion prior to August 3rd would be inappropriate for us to make that.

KATE BLEECHER: Okay and also do you have any sort of indication from your proxy solicitation firm how the vote is going?

GARY PEACOCK: Well, there are specific SEC rules, Kate, that don't allow us to speculate on the outcome. So unfortunately we're getting a lot of questions that we can't answer today.

KATE BLEECHER:  Okay, well it just helps sometimes to ask them anyway.

GARY PEACOCK: Well, let me tell you that as we've said before, we believe we have a superior offer that'll be recognized by the Wachovia shareholders. So obviously we're talking to shareholders all along. They like what they're hearing as Phil covered. They like our currency. They like our dividend proposal. The institutional shareholders should be more comfortable with price, especially today given our announcement not to raise our bid for Wachovia. So we're hearing good things for the shareholders and that should help us as we move forward with this proxy solicitation process.

KATE BLEECHER: Well clearly it's having a beneficial impact today given your stock movement versus the group, so I commend the announcement.

GARY PEACOCK:  Jenny, next question?

OPERATOR: Jennifer Thompson of Putnam Level Securities, please go ahead with your question.

JENNIFER THOMPSON: Hi, good afternoon. My question is are you guys aware of any of the history of the ISS voting against any potential deal? And I guess I'm just trying to get a sense of where there were any instances specifically where they voted against the deal and why and what maybe parallels could you draw to this instance?

PHIL HUMANN: Jennifer, this is Phil. We're probably not going to be as cooperative today as you all would like. You're asking us some questions that cause us to speculate on the actions of others over which we have no control. So we do have our meeting with ISS set up, we're looking forward to it and we expect to have a good meeting with them and as Gary said we expect an opinion from them by the end of the week or the first of next week.

JENNIFER THOMPSON:  Okay, thanks.

GARY PEACOCK:  Jenny, next question.

OPERATOR: Jim Luke of BBMT Asset Management, please go ahead with your question.

JIM LUKE: How much Coca Cola value dilution will be suffered by current shareholders?

GARY PEACOCK: The proportion of the combined organization that Wachovia shareholders will receive is about 44%. So those shareholders -Wachovia shareholders- will in essence own 44% of our Coke stock which is 48.3 million shares at today's price. It's about $2.2 billion and they'll receive 44% of that.

JIM LUKE: Do you have a feel for the per share amount? That's what I was looking for. I can calculate it if you don't, that's fine.

GARY PEACOCK:  It's about $2.00 to $2.25 of dilution.

JIM LUKE: Okay.  Thank you.

GARY PEACOCK:  Jenny, next question.

OPERATOR: Once again, ladies and gentlemen, if you do have a question please press the one at this time. One moment, please.

GARY PEACOCK: Jenny, if there are no other questions, I think we'll just adjourn the meeting.

OPERATOR:  Mike Mayo of Prudential Securities, please go ahead.

MIKE MAYO:  Good afternoon.

GARY PEACOCK:  Hey, Mike.

MIKE MAYO: I just want to understand, when you try to buy a condo in New York City, a lot of times you hear "best and final offer" and then you realize well, maybe it's not the best and final offer after all. So just, is this legally binding, what you're saying today or is this basically putting all your credibility on the line as a company? And then how long when you say that it's your best and final offer are your really referring between now and August 3rd or assuming that the deal is voted down and then I'll create a scenario. Deutsche Bank moves in, would you still not increase the offer then? If you could give a little bit more color as to the meaning behind what you're doing today.

PHIL HUMANN: Mike, this is Phil. Since we're not on video I can't ask you to read my lips but best and final means just that. I don't know, I have no clue what the legal implications are, I would say that our credibility is on the line and we mean it's best and final. Again, there's nothing more to this story than that.

MIKE MAYO: And as far as how long you mean it for, is it between you buying Wachovia, is that between now and August 3rd or between now and the next year?

PHIL HUMANN: Well Mike, we had not thought of it in terms of a timeframe. It is simply best and final and if anything ever spoke for itself I think that terminology does.

MIKE MAYO:  All right.  I think that's clear.  Thanks.

OPERATOR:  Tim Wallach of Halcyon, please go ahead with your question.

TIM WALLACH: Good afternoon. In your press release, you state that if you won the litigation with regards to the break up fee, you would pay shareholders $440 million in cash. Is that the maximum you will pay? I mean, is there a possibility that you could actually win a judgment that would entitle you to more? Or are you only going to seek that portion of the breakup fee that would amount to at most $440 million?

PHIL HUMANN: We are seeking to overturn and invalidate the breakup provision including the cross-option agreement. The $440 million is the amount of money that we included in our original investor presentation and it is the amount of money that would allow us to stay within the bounds of the financial analysis that we presented on May 14th. So there is no new money in the transaction from a financial modeling standpoint; it's simply the number that we used on the May 14th presentation.

TIM WALLACH: But the way I calculate it at these prices, the option might indeed be worth more than $440 million in cash.

PHIL HUMANN: Well, our agreement to pay the $440 million in cash is subject to being successful in the litigation which would invalidate the deal protection feature.

TIM WALLACH:  But you would pay no more to shareholders than the $440 million?

PHIL HUMANN:  That's correct.

TIM WALLACH:  Under any circumstances?

PHIL HUMANN:  That's correct.

TIM WALLACH:  Thank you.

OPERATOR: Our last question comes from John Coffey of the Dickie Group. Please go ahead, sir.

JOHN COFFEY: Yes. Phil, is this offer contingent upon any additional due diligence? Or to put it another way, when I analyze Wachovia's second quarter earnings, I thought that their outlook had worsened and how do you guys think about what they'll look like at the time of closing if you're successful versus when you first made the initial offer?

PHIL HUMANN: Yes, John, if you go back to our May 14th proposal it is conditioned upon, I believe we used the terminology update and completion of due diligence, so the answer to your question is yes.

JOHN COFFEY: Okay, thanks.

GARY PEACOCK: Jenny, if there are no other questions in the queue we will adjourn.

OPERATOR:  There are no further questions, sir.

GARY PEACOCK:  All right, well thank you for joining us.  We are adjourned.

OPERATOR: Ladies and gentlemen, that does conclude our conference for today. You may all disconnect and thank you for participating.

END